Exhibit H(5)

EXPENSE LIMITATION AGREEMENT

This EXPENSE LIMITATION AGREEMENT (the “Agreement”) is between Massachusetts Mutual Life Insurance Company, a Massachusetts corporation (the “Manager”), and MassMutual Select Funds, a Massachusetts business trust (the “Trust”), effective as of the 17th day of December, 2007.

WHEREAS, the Trust is an open-end diversified management investment company registered as such with the Securities and Exchange Commission pursuant to the Investment Company Act of 1940, as amended;

WHEREAS, MassMutual Select Diversified Growth Fund and MassMutual Select Destination Retirement 2050 Fund (the “Funds”) are each a series of the Trust;

WHEREAS, the Manager is an investment adviser registered with the Commission as such under the Investment Advisers Act of 1940, as amended; and

WHEREAS, the Trust has appointed the Manager as its investment manager for the Funds and the Manager has agreed to act in such capacity upon the terms set forth in the relevant Investment Management Agreements;

NOW THEREFORE, the Trust and the Manager hereby agree as follows:

1.	Expense Limitation

The Manager agrees to cap the fees and expenses of the Funds (other than extraordinary litigation and legal expenses, or other non-recurring or unusual expenses), excluding Acquired Fund fees and expenses, through March 31, 2009 at the following amounts. This agreement cannot be terminated unilaterally by the Manager.

MassMutual Select Diversified Growth Fund

Expense Cap
Class S shares	.80%
Class Y shares	.85%
Class L shares	1.00%
Class A shares	1.25%
Class N shares	1.55%

MassMutual Select Destination Retirement 2050 Fund

Expense Cap
Class S shares	.10%
Class Y shares	.15%
Class L shares	.25%
Class A shares	.50%
Class N shares	.80%

IN WITNESS WHEREOF, the Trust and the Manager have caused this Agreement to be executed on the 17th day of December, 2007.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	/s/ Eric Wietsma
Eric Wietsma, Vice President

MASSMUTUAL SELECT FUNDS on behalf of MASSMUTUAL SELECT DIVERSIFIED GROWTH FUND and MASSMUTUAL SELECT DESTINATION RETIREMENT 2050 FUND

By:	/s/ Nicholas H. Palmerino
Nicholas H. Palmerino, CFO and Treasurer